Exhibit 99.1

Mobile Infrastructure Reports Second Quarter 2024 Financial Results

—Net Asset Value Calculation of $7.25 Per Share as of Second Quarter-End—

—Re-affirms Full Year 2024 Guidance for Strong Year-on-Year Growth—

—Continued to Achieve Year-on-Year Progress Across Key Operating and Financial Metrics—

—Conversion to Management Contracts Yielding Utilization and Cost Benefits—

—Conference Call Will be Held Today at 4:30 PM ET—

CINCINNATI—(BUSINESSWIRE)—Mobile Infrastructure Corporation (NYSE American: BEEP), (“Mobile”, “Mobile Infrastructure” or the “Company”), owners of a diversified portfolio of parking assets throughout the United States, today reported results for the second quarter ended June 30, 2024.

Commenting on the results, Manuel Chavez III, Chief Executive Officer, said “This was another quarter of positive operating and financial performance for our company. We continued to make progress on several near-term objectives, while positioning the company to benefit from longer-term secular growth trends in our markets.

“By converting the majority of our asset portfolio to managed service contracts from leases, we now have greater access to data that we are leveraging to maximize utilization. Additionally, this conversion has provided us with increased control over asset-level expenses, enabling more efficient resource allocation and operations. These factors helped drive a 14% increase in Net Operating Income in the second quarter and should continue to benefit us in the seasonally stronger second half of this year.

“We are positioning Mobile Infrastructure to take full advantage of secular growth trends underway in our markets that should begin to benefit our results in 2025. The most noteworthy is the conversion of downtown office space to residential rentals in many of the cities in which we operate, and the pace of these conversions has accelerated since the beginning of this year. Parking needs associated with this demographic shift will increase substantially, and we already are engaged with several developers in our markets to determine pricing and access. Also, we are seeing early signs of increased “return to office” mandates in several of our markets, which also will strengthen our utilization of downtown assets over time.

Second Quarter Highlights

●	Total revenue was $9.3 million as compared to $7.2 million in the prior-year period.

●	Net loss was $2.5 million as compared to $3.7 million in the prior-year period.

●	NOI* was $5.6 million as compared to $4.9 million in the prior-year period.

●	Adjusted EBITDA* was $4.2 million as compared to $3.6 million in the prior-year period.

*An explanation and reconciliation of non-GAAP financial measures are presented later in this press release.

30 West 4th Street, Cincinnati, OH, Phone: 212-509-4000

Second Quarter 2024 Financial Results

Financial Results

Total revenue of $9.3 million during the second quarter of 2024 increased by 28.4% from $7.2 million in the prior-year quarter. Total property taxes and operating expenses for the second quarter of 2024 were $3.6 million, as compared to $2.3 million during the same period in 2023.

General and administrative expenses for the second quarter of 2024 of $2.9 million reflected $1.6 million of non-cash compensation, compared to general and administrative expenses for the second quarter of 2023 of $2.4 million, which reflected $1.4 million of non-cash compensation.

Interest expense for the second quarter of 2024 was $3.1 million, as compared to $3.7 million during the second quarter of 2023.

Net loss was $2.5 million, compared with $3.7 million in the comparable prior-year period.

Net Operating Income (“NOI”), defined by the Company as total revenues less property taxes and operating expenses, was $5.6 million for the second quarter of 2024, representing a 14.1% increase from the second quarter of 2023.

Adjusted EBITDA was $4.2 million for the second quarter of 2024, representing a 16.3% increase over the same year-ago period.

As of June 30, 2024, the Company had $13.3 million in cash, cash equivalents and restricted cash. As of June 30, 2024, total debt outstanding, including outstanding borrowings on the credit facility and notes payable, was $191.5 million, compared to total debt outstanding of $192.9 million as of December 31, 2023.

Summary and Outlook**

“We are pleased with the initial success of our active asset management strategy, which has enabled us to drive considerable growth amid challenging business conditions. First half results have put us on track to achieve our full year 2024 guidance of revenue of $38 million to $40 million and Net Operating Income of $22.5 million to $23.25 million.

“This quarter, we have disclosed a financial metric to provide analysts and investors with further data to evaluate our progress. Net Asset Value per share provides an indication of the underlying value of our assets. We estimate our NAV at $7.25 per share by using a trailing 12-month Net Operating Income at a market capitalization rate, based on national industry cap rates and BEEP’s divestiture history, and adjusted for outstanding debt, cash and preferred equity on the balance sheet. We hope that this addition will serve to assist investors in valuing our shares.

“Longer-term, we continue to position Mobile Infrastructure for accelerated growth through a combination of organic initiatives and acquisition growth. While our pipeline of potential opportunities continues to grow, we will abstain from acquisitions until more favorable financial market conditions are realized,” Mr. Chavez concluded.

**The Company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis, where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. Please see Discussion and Reconciliation of Non-GAAP Measures later in this press release for further discussion. Additional information regarding the Company’s Net Asset Value per share is presented later in this press release.

Second Quarter 2024 Financial Results

Second Quarter 2024 Conference Call and Webcast Information

Mobile will hold a conference call to discuss its second quarter 2024 results on Tuesday, August 13, 2024, at 4:30 p.m. ET. To participate on the day of the call, dial 1-866-652-5200, or internationally 1-412-317-6060, approximately ten minutes before the call and tell the operator you wish to join the Mobile Infrastructure Conference Call.

A live webcast of the conference call will be available in the Investor Relations section of the Mobile Infrastructure website at 2Q24 Earnings Webcast. For those who are unable to listen to the live broadcast, an archived webcast will be available approximately two hours after the conclusion of the call, through November 13, 2024, on the Investor Relations website under “IR Calendar” under “News & Events”.

Forward-Looking Statements

Certain statements contained in this press release are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. All statements included in this press release that are not historical facts (including any statements concerning our net operating income and revenue projections, our assessment of various trends impacting our economic performance, the effects of implementation of strategic model changes, other plans and objectives of management for future operations or economic performance, or assumptions or forecasts related thereto) are forward-looking statements. Forward-looking statements are typically identified by the use of terms such as “may,” “should,” “expect,” “could,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “continue,” “predict,” “potential” or the negative of such terms and other comparable terminology.

The forward-looking statements included herein are based upon the Company’s current expectations, plans, estimates, assumptions and beliefs, which involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, the actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on operations and future prospects include, but are not limited to the fact that we previously incurred and may continue to incur losses, we may be unable to achieve our investment strategy or increase the value of our portfolio, our parking facilities face intense competition, which may adversely affect our revenues, we may not be able to access financing sources on attractive terms, or at all, which could adversely affect our ability to execute our business plan, and other risks and uncertainties discussed in the section titled “Risk Factors” of our final prospectus, filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) under the Securities Act of 1933 on April 12, 2024, in connection with our registration statement on Form S-11 and subsequent filings the Company makes with the SEC from time to time, particularly under the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” including the Company’s Annual Report on Form 10-K, filed with the SEC on March 22, 2024 and Quarterly Reports on Form 10-Q.

Any of the assumptions underlying the forward-looking statements included herein could be inaccurate, and undue reliance should not be placed upon any forward-looking statements included herein. All forward-looking statements are made as of the date of this press release, and the risk that actual results will differ materially from the expectations expressed herein will increase with the passage of time. Except as otherwise required by the federal securities laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements made after the date of this press release, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this press release, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this press release will be achieved.

About Mobile Infrastructure Corporation

Mobile Infrastructure Corporation is a Maryland corporation. The Company owns a diversified portfolio of parking assets primarily located in the Midwest and Southwest. As of June 30, 2024, the Company owned 42 parking facilities in 21 separate markets throughout the United States, with a total of 15,400 parking spaces and approximately 5.2 million square feet. The Company also owns approximately 0.2 million square feet of retail/commercial space adjacent to its parking facilities. Learn more at www.mobileit.com.

Mobile Contact

David Gold

Lynn Morgen
beepir@advisiry.com
(212) 750-5800

Second Quarter 2024 Financial Results

MOBILE INFRASTRUCTURE CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	As of June 30, 2024	As of December 31, 2023
	(unaudited)
ASSETS
Investments in real estate
Land and improvements	$160,235	$161,291
Buildings and improvements	259,604	260,966
Construction in progress	57	273
Intangible assets	10,256	10,187
	430,152	432,717
Accumulated depreciation and amortization	(34,001)	(29,838)
Total investments in real estate, net	396,151	402,879

Cash	8,690	11,134
Cash – restricted	4,624	5,577
Accounts receivable, net	3,674	2,269
Note receivable	3,120	—
Other assets	853	1,378
Total assets	$417,112	$423,237
LIABILITIES AND EQUITY
Liabilities
Notes payable, net	$132,920	$134,380
Revolving credit facility, net	58,579	58,523
Accounts payable and accrued expenses	11,768	14,666
Accrued preferred distributions	9,864	10,464
Earn-Out Liability	815	1,779
Due to related parties	452	470
Total liabilities	214,398	220,282

Equity
Mobile Infrastructure Corporation Stockholders’ Equity
Preferred stock Series A, $0.0001 par value, 50,000 shares authorized, 2,281 and 2,812 shares issued and outstanding, with a stated liquidation value of $2,281,000 and $2,812,000 as of June 30, 2024 and December 31, 2023, respectively	—	—
Preferred stock Series 1, $0.0001 par value, 97,000 shares authorized, 31,501 and 36,677 shares issued and outstanding, with a stated liquidation value of $31,501,000 and $36,677,000 as of June 30, 2024 and December 31, 2023, respectively	—	—
Preferred stock Series 2, $0.0001 par value, 60,000 shares authorized, 46,000 issued and converted (stated liquidation value of zero as of June 30, 2024 and December 31, 2023)	—	—
Common stock, $0.0001 par value, 500,000,000 shares authorized, 29,763,475 and 27,858,539 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	2	2
Warrants issued and outstanding – 2,553,192 warrants as of June 30, 2024 and December 31, 2023	3,319	3,319
Additional paid-in capital	241,812	240,357
Accumulated deficit	(137,746)	(134,291)
Total Mobile Infrastructure Corporation Stockholders’ Equity	107,387	109,387
Non-controlling interest	95,327	93,568
Total equity	202,714	202,955
Total liabilities and equity	$417,112	$423,237

Second Quarter 2024 Financial Results

MOBILE INFRASTRUCTURE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts, unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
Revenues
Managed property revenue	$7,226	$—	$12,727	$—
Base rent income	1,523	1,951	3,166	4,031
Percentage rental income	517	5,263	2,200	10,286
Total revenues	9,266	7,214	18,093	14,317

Operating expenses
Property taxes	1,809	1,742	3,713	3,498
Property operating expense	1,824	533	3,345	1,051
Depreciation and amortization	2,096	2,130	4,189	4,256
General and administrative	2,909	2,444	5,926	5,063
Professional fees	260	327	949	795
Organizational, offering and other costs	—	84	—	117
Impairment	—	—	157	—
Total expenses	8,898	7,260	18,279	14,780

Other
Interest expense	(3,087)	(3,676)	(6,066)	(7,276)
(Loss) Gain on sale of real estate	—	—	(42)	660
Other (expense) income, net	(60)	15	(128)	30
Change in fair value of Earn-Out liability	310	—	964	—
Total other expense	(2,837)	(3,661)	(5,272)	(6,586)

Net loss	(2,469)	(3,707)	(5,458)	(7,049)
Net loss attributable to non-controlling interest	(1,112)	(1,989)	(2,003)	(3,784)
Net loss attributable to Mobile Infrastructure Corporation’s stockholders	$(1,357)	$(1,718)	$(3,455)	$(3,265)

Preferred stock distributions declared - Series A	(34)	(54)	(71)	(108)
Preferred stock distributions declared - Series 1	(452)	(696)	(943)	(1,392)
Net loss attributable to Mobile Infrastructure Corporation’s common stockholders	$(1,843)	$(2,468)	$(4,469)	$(4,765)

Basic and diluted loss per weighted average common share:
Net loss per share attributable to Mobile Infrastructure Corporation’s common stockholders - basic and diluted	$(0.06)	$(0.19)	$(0.16)	$(0.36)
Weighted average common shares outstanding, basic and diluted	29,225,378	13,089,848	28,731,365	13,089,848

Second Quarter 2024 Financial Results

Discussion and Reconciliation of Non-GAAP Measures

Net Operating Income

Net Operating Income (“NOI”) is presented as a supplemental measure of our performance. The Company believes that NOI provides useful information to investors regarding our results of operations, as it highlights operating trends such as pricing and demand for our portfolio at the property level as opposed to the corporate level. NOI is calculated as total revenues less property operating expenses and property taxes. The Company uses NOI internally in evaluating property performance, measuring property operating trends, and valuing properties in our portfolio. Other real estate companies may use different methodologies for calculating NOI, and accordingly, the Company’s NOI may not be comparable to other real estate companies. NOI should not be viewed as an alternative measure of financial performance as it does not reflect the impact of general and administrative expenses, depreciation and amortization, interest expense, other income and expenses, or the level of capital expenditures necessary to maintain the operating performance of the Company’s properties that could materially impact results from operations.

EBITDA and Adjusted EBITDA

Earnings Before Interest Expense, Taxes, Depreciation and Amortization (“EBITDA”) reflects net income (loss) excluding the impact of the following items: interest expense, depreciation and amortization, and the provision for income taxes, for all periods presented. When applicable, Adjusted EBITDA also excludes certain recurring and non-recurring items from EBITDA, including, but not limited to gains or losses from disposition of real estate assets, impairment write-downs of depreciable property, non-cash changes in the fair value of the Earn-Out liability, merger-related charges and other expenses, gains or losses on settlements, and stock-based compensation expense.

The use of EBITDA and Adjusted EBITDA facilitates comparison with results from other companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels, and credit ratings. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. EBITDA and Adjusted EBITDA also exclude depreciation and amortization expense because differences in types, use, and costs of assets can result in considerable variability in depreciation and amortization expense among companies. The Company excludes stock-based compensation expense in all periods presented to address the considerable variability among companies in recording compensation expense because companies use stock-based payment awards differently, both in the type and quantity of awards granted. The Company uses EBITDA and Adjusted EBITDA as measures of operating performance which allows for comparison of earnings and evaluation of debt leverage and fixed cost coverage. These non-GAAP financial measures should be considered along with, but not as alternatives to, net income (loss), cash flow from operations or any other operating GAAP measure.

Second Quarter 2024 Financial Results

Forward-Looking Basis

The Company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis, where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and/or amount of various items that would impact net income which is the most directly comparable forward-looking GAAP financial measure. This includes, for example, external growth factors and balance sheet items, that have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted. For the same reasons, the Company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

The following table presents NOI as well as a reconciliation of NOI to Net Loss, the most directly comparable financial measure under GAAP reported in our consolidated financial statements, for the three and six months ended June 30, 2024 and 2023 (in thousands):

	For the Three Months Ended		For the Six Months Ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Revenues
Managed property revenue	7,226	—	12,727	—
Base rent income	1,523	1,951	3,166	4,031
Percentage rental income	517	5,263	2,200	10,286
Total revenues	9,266	7,214	18,093	14,317
Less:
Property taxes	1,089	1,742	3,713	3,498
Property operating expense	1,824	533	3,345	1,051
Net Operating Income	5,633	4,939	11,035	9,768

Reconciliation
Net loss	(2,469)	(3,707)	(5,458)	(7,049)
Loss (gain) on sale of real estate	—	—	42	(660)
Other (expense) income	60	(15)	128	(30)
Change in fair value of Earn-out liability	(310)	—	(964)	—
Interest expense	3,087	3,676	6,066	7,276
Depreciation and amortization	2,096	2,130	4,189	4,256
General and administrative	2,909	2,444	5,926	5,063
Professional fees	260	327	949	795
Organizational, offering and other costs	—	84	—	117
Impairment of real estate assets	—	—	157	—
Net Operating Income	$5,633	$4,939	$11,035	$9,768

Second Quarter 2024 Financial Results

The following table presents the calculation of EBITDA and Adjusted EBITDA for the three and six months ended June 30, 2024 and 2023 (in thousands):

	For the Three Months Ended		For the Six Months Ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Reconciliation of Net loss to Adjusted EBITDA Attributable to the Company
Net Loss	$(2,246)	$(3,707)	$(5,458)	$(7,049)
Interest expense	3,087	3,676	6,066	7,276
Depreciation and amortization	2,096	2,130	4,189	4,256
EBITDA Attributable to the Company	$2,714	$2,099	$4,797	$4,483
Organization and offering costs	—	84	—	117
Impairment of real estate	—	—	157	—
Change in fair value of Earn-out liability	(310)	—	(964)	—
Loss (Gain) on sale of real estate	—	—	42	(660)
Transaction costs	189	—	294	—
Equity and non-cash compensation	1,610	1,430	3,409	3,084
Adjusted EBITDA Attributable to the Company	$4,203	$3,613	$7,735	$7,042

Net Asset Value

The following table provides a breakdown of the major components of our total Net Asset Value attributable to the Company’s common stock as of June 30, 2024:

Estimated Value
Investments in real estate(a,b)	$546,130
Cash and restricted cash	13,314
Other assets	7,647
Total assets	567,091
Notes payable and revolving credit facility, net (at fair value)(b)	179,601
Accrued preferred distributions	9,864
Other liabilities(c)	11,758
Total liabilities	201,223
Preferred stock	33,782
Total estimated net asset value	$332,086
Fully diluted shares outstanding(d)	45,820,367
Net asset value per fully diluted share	$7.25

a)	Estimated value was based on implied cap rate of 4.0% applied to TTM NOI for properties owned as of June 30, 2024.
b)	Adjusted for noncontrolling interest related to certain properties.
c)	Excludes certain liability classified equity instruments not expected to be settled in cash.
d)	Includes all outstanding operating partnership units and excludes out-of-the-money equity instruments.

As with any valuation method, the methods used to determine our internally-prepared NAV per share were based upon a number of assumptions, estimates, forecasts and judgments that over time may prove to be incorrect, incomplete or may change materially. There are no rules or regulations that require us to calculate NAV in a certain manner. As a result, other public companies may use different methodologies or assumptions to determine NAV. In addition, NAV is not a measure used under GAAP and the valuations of and certain adjustments made to our assets and liabilities used in the determination of NAV will differ from GAAP. You should not consider NAV to be equivalent to stockholders’ equity or any other GAAP measure. The estimated value of the Company’s assets and liabilities is as of a specific date and such value is expected to fluctuate over time in response to future events, including, but not limited to, changes to commercial real estate values, changes in market interest rates for real estate debt, changes in capitalization rates, changes in laws or regulations, demographic changes, returns on competing investments, local and national economic factors, among other factors. Further, estimated NAV per share, if viewed in isolation, could create a misleading or incomplete view of the current value of the shares of the Company’s common stock. Our NAV is not a representation, warranty or guarantee that we would fully realize our NAV upon a sale of our assets or with respect to the trading price of our shares of common stock. Investors are advised to carefully review the Company’s disclosures filed with the SEC in evaluating the Company or making any investment decision related thereto.